                                                                 Exhibit 11

                                     LCNB Corp.
               Computation of Consolidated Earnings Per Common Share For the Years Ended December 31, 2003, 2002, and 2001
                 (in thousands, except shares and per share data)


                                   For the Years Ended December 31,
                                   --------------------------------
                                     2003          2002         2001



Net income (loss)              $    6,737     $    6,540    $    6,067
                                =========      =========     =========
Weighted average number
   of shares outstanding
   used in the calculation
   of basic earnings per
   common share                 1,708,627      1,723,774     1,768,669

Add - Dilutive effect of
 stock options (1)                    199              -             -
                                ---------      ---------     ---------
Adjusted weighted average
number of shares outstanding
used in the calculation of
diluted earnings per common
share                           1,708,826      1,723,774     1,768,669
                                =========      =========     =========
Basic earnings per common
 share                              $3.94          $3.79         $3.43

Diluted earnings per common
 share                               3.94           3.79          3.43

(1) Stock options were not outstanding during the years ended December 31, 2002 and 2001.